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                                                                    EXHIBIT 4.19

                            FIRST AMENDMENT TO THE
                          AMVESCAP GLOBAL STOCK PLAN
            (Amended and Restated Effective as of January 1, 1997)
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     Acting pursuant to Section 10.5 of the AMVESCAP Global Stock Plan (the
"Plan"), the Remuneration Committee of the Board of Directors of AMVESCAP p.l.c. hereby amends the Plan, effective as of December 1, 1998, as follows:

     1. Article II of the Plan is hereby amended to delete the definition of "Distribution Election" therefrom.

     2. Section 7.2 of the Plan is hereby amended to read in its entirety as follows:

         Section 7.2  Distribution Election.  A Participant may voluntarily
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     elect to defer receipt of distribution of his Awards under this Plan upon such terms and conditions as the Management Committee may prescribe. The Management Committee, at its sole discretion, may approve or disapprove any such distribution election.

     3. Article X of the Plan is hereby amended to add the following at the end thereof:

          Section 10.13  Transfer of Awards.  The Management Committee may, with
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     a Participant's consent, permit the transfer of such Participant's vested awards under the AMVESCAP Global Stock Plan II to this Plan upon such terms and conditions as the Management Committee may prescribe.